Exhibit 4.1

ARC PROPERTIES OPERATING PARTNERSHIP, L.P.

Issuer

THE GUARANTORS NAMED HEREIN

Guarantors

AND

U.S. Bank National Association

Trustee
___________________________________________________________
FIRST SUPPLEMENTAL INDENTURE

Dated as of February 9, 2015
___________________________________________________________
Senior Debt Securities

FIRST SUPPLEMENTAL INDENTURE dated as of February 9, 2015 (this “Supplemental Indenture”) among ARC Properties Operating Partnership, L.P., a Delaware limited partnership (the “Issuer”) and American Realty Capital Properties, Inc., a Maryland corporation (“Parent”), and U.S. Bank National Association, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Issuer, the Initial Guarantors and the Trustee executed and delivered an Indenture, dated as of February 6, 2014 (the “Base Indenture” and as supplemented by this Supplemental Indenture and the terms (the “Terms”) of each Series (as defined below) of Notes (as defined below) established as set forth in the Officer’s Certificate (as defined below) and as may be further supplemented or amended, the “Indenture”), to provide for the issuance from time to time of senior unsecured debt securities; and

WHEREAS, Parent, on its own behalf and as sole general partner of the Company and sole member of Clark Acquisition, LLC, a Delaware limited liability company, executed and delivered an Officer’s Certificate, dated as of February 6, 2014 (the “Officer’s Certificate”) setting forth the terms of the Issuer’s 2.000% Senior Notes due 2017 (the “2017 Notes”), 3.000% Senior Notes due 2019 (the “2019 Notes”) and 4.600% Senior Notes due 2024 (the “2024 Notes” and, together with the 2017 Notes and the 2019 Notes, the “Notes” and each such series of Notes, a “Series”); and

WHEREAS, subsequent to the execution and delivery of the Base Indenture, one of the original issuers of the Notes, Clark Acquisition, LLC, was merged with and into the Issuer on February 11, 2014 and two of the Initial Guarantors, Tiger Acquisition, LLC and Safari Acquisition, LLC, were each dissolved on July 3, 2014; and

WHEREAS, pursuant to Section 5.03 of the Base Indenture, as supplemented by clause 18(e) of the Officer’s Certificate (together, the “Reporting Covenant”), the Issuer has covenanted and agreed to furnish to the Trustee certain information within the periods provided for therein; and

WHEREAS, the Issuer has not so furnished the required Quarterly Report on Form 10-Q under the Securities Exchange Act of 1934, as amended, for the quarter ended September 30, 2014 (the “3Q14 10-Q”) as of the date of this Supplemental Indenture; and

WHEREAS, Section 6.01(a)(3) of the Base Indenture provides that the failure by the Issuer or any Guarantor to observe or perform certain covenants or agreements with respect to the Notes contained in the Base Indenture or otherwise established with respect to the Notes (including, without limitation, the Reporting Covenant) that continues for a period of 60 days after the date on which written notice of such failure shall have been given to the Issuer by the Trustee, or to the Issuer and the Trustee by the holders of at least 25% in principal amount of the Notes of that series at the time Outstanding, shall constitute an Event of Default; and

WHEREAS, Section 2.01 and Sections 9.01(4) and (9) of the Base Indenture provide that the Issuer and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Base Indenture, without the consent of the holders of the Notes to surrender any right or power conferred therein upon the Issuer or to add to the rights of the holders of any series of Securities; and

WHEREAS, all acts and things necessary to make this Supplemental Indenture a valid agreement according to its terms have been done and performed, and the execution of this Supplemental Indenture has in all respects been duly authorized.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree as follows:

Article 1
Definitions

Section 1.01. Definitions. Capitalized terms used in this Supplemental Indenture (including the recitals hereto) without definition shall have the meanings set forth in the Base Indenture.

Article 2
Amendments

Section 2.01. Amendments to the Base Indenture. This Supplemental Indenture hereby amends the Base Indenture and the Terms of the Notes as provided for below, which amendment is expressly being included solely for the benefit of each Series of Notes:

(a) Section 6.01(a)(3) of the Base Indenture is hereby amended by adding the following proviso, solely for the benefit of each of the Series of Notes, at the end of such clause (a)(3):

; provided, that if the Issuer has not furnished the 3Q14 10-Q to the Trustee prior to March 3, 2015, then any Notice of Default of the Issuer’s failure to furnish the 3Q14 10-Q to the Trustee pursuant to the Reporting Covenant that is given to the Issuer or to the Issuer and the Trustee in accordance with the Indenture on or after March 3, 2015 shall be deemed to have been given on January 19, 2015 for purposes of establishing the period during which such failure may be remedied prior to such event becoming an “Event of Default” pursuant to this Section 6.01(a)(3), irrespective of when such Notice of Default is actually given to the Issuer or to the Issuer and the Trustee.

Article 3
Miscellaneous

Section 3.01. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended and supplemented hereby, the Base Indenture is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect.

Section 3.02. Provisions Binding on Issuer’s and Guarantors’ Successors. All the covenants, stipulations, promises and agreements of each of the Issuer and the Guarantors contained in the Indenture, as supplemented hereby, shall bind its successors and assigns whether so expressed or not.

Section 3.03. Governing Law; Jurisdiction. THIS SUPPLEMENTAL INDENTURE SHALL BE DEEMED A CONTRACT MADE UNDER THE INTERNAL LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE.

Section 3.04. Headings, Etc. The titles and headings of the sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.05. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.06. Separability. In the event any provision of the Indenture or the Notes shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of the Indenture or of such Securities, but the Indenture and such Securities shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 3.07. The Trustee. In entering into and performing in accordance with this Supplemental Indenture, the Trustee (in each of its representative capacities) shall have all of the rights, benefits, protections and immunities afforded to it under the Base Indenture, in addition to the rights, benefits, protections and immunities afforded to it hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

ISSUER:

ARC Properties Operating Partnership, L.P.
By: American Realty Capital Properties, Inc., its general partner

By:_/s/ Richard A. Silfen
Name: Richard A Silfen
Title: Executive Vice President, General Counsel and Secretary

GUARANTOR:

American Realty Capital Properties, Inc.

By:_/s/ Richard A. Silfen
Name: Richard A Silfen
Title: Executive Vice President, General Counsel and Secretary

TRUSTEE:
U.S. BANK NATIONAL ASSOCIATION

By:_/s/ Karen R. Beard_______
Name: Karen R. Beard
Title: Vice President

[Signature Page to First Supplemental Indenture]